                      Exhibit 99.3

Media contact:

Corporate Communications

Phone: 785.575.8401

FAX: 785.575.6399

news@wr.com

Investor contact:

Paul Geist, treasurer

Phone: 785.575.1987

paul_geist@wr.com

or

Greg Greenwood,

executive director, finance

Phone: 785.575.1806

greg_greenwood@wr.com

WESTAR ENERGY COMPLETES INITIAL SALE OF ONEOK STOCK

Proceeds to be applied to debt; transaction larger than previously announced

TOPEKA, Kan., Feb. 5, 2003—Westar Energy, Inc. (NYSE:WR) today completed its initial sale of ONEOK, Inc. (NYSE:OKE) preferred shares to ONEOK. Today’s transaction resulted in an immediate receipt by Westar Energy of $300 million—$50 million more than estimated earlier.

“This sale is an important step toward returning Westar Energy to being a pure electric utility,” said Jim Haines, Westar Energy president and chief executive officer. Net proceeds will be used exclusively for debt reduction as part of a comprehensive plan scheduled to be filed Thursday with the Kansas Corporation Commission.

In today’s sale, ONEOK has repurchased 9,038,755 shares of its Series A Convertible Preferred Stock from Westar Industries, a wholly owned subsidiary of Westar Energy. Westar Industries also exchanged its remaining shares of Series A Convertible Preferred Stock for 21,815,386 new shares of ONEOK’s Series D Convertible Preferred Stock. Westar Industries

Westar Energy completes initial sale of ONEOK stock, page 2

continues to hold 4,714,433 shares of ONEOK common stock. Westar Industries now has a total ownership interest of 27.4 percent in ONEOK.

In addition, ONEOK has agreed to register the Series D Convertible Preferred and common stock held by Westar Industries for future sale, subject to the effectiveness of such registration, the expiration of a 180-day lock-up period and future market conditions.

“We are pleased this first step in reducing debt could be accomplished so quickly and for a larger amount than we originally contemplated,” Haines said.

“We are absolutely committed to restoring Westar Energy’s financial health in a responsible way. This sale not only helps accomplish that, but we believe it demonstrates the depth of our commitment,” Haines added.

Full details of Westar Energy’s plan to restructure and reduce debt will be available when the company files the documents with the KCC. This filing is scheduled for Thursday morning.

As required by Westar Energy’s credit facility, the after-tax proceeds of the sale of the Series A Preferred Stock of approximately $244 million have been deposited in a segregated account. Westar Energy must use the funds to prepay a term loan within 120 days unless the funds are first used to repurchase Westar Energy’s 6.25 percent Senior Unsecured Notes due August 2018 that can be put and called in August 2003 or Westar Energy’s 6.875 percent Senior Unsecured Notes due August 2004.

Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7 billion, including security company holdings through ownership of Protection One,

Westar Energy completes initial sale of ONEOK stock, page 3

Inc. (NYSE: POI) and Protection One Europe, which have approximately 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 647,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 27.4 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed here and elsewhere in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the possible sale of the remainder of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One’s financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation or re-regulation; ongoing municipal, state and federal activities; future economic conditions; political, legislative and regulatory developments, including developments in the proceeding pending before the Kansas Corporation Commission and matters being investigated by the Securities and Exchange Commission and the Federal Energy Regulatory Commission; regulated and competitive markets; changes in the 10-year United States Treasury rates and the corresponding impact on the fair value of our call option contract; and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.